ROYALTY PHARMA PRESS RELEASE

ROYALTY PHARMA REPORTS THIRD QUARTER 2022 RESULTS

- **Net cash provided by operating activities (GAAP) of $539 million and Adjusted Cash Receipts[1] (non-GAAP) of $597 million**
- **Announced transactions of up to $3.0 billion year-to-date, including $1.7 billion in upfront payments**
- **Increased 2022 guidance: Adjusted Cash Receipts[1] expected to be $2,750 to $2,800 million, which includes $458m from the acceleration of payments related to Pfizer's acquisition of Biohaven**

NEW YORK, NY, November 8, 2022 - Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the third quarter of 2022 and raised full-year 2022 guidance for Adjusted Cash Receipts[1] (a non-GAAP financial measure).

"Our business momentum continued in the third quarter," said Pablo Legorreta, Royalty Pharma's founder and Chief Executive Officer. "We have announced substantial capital deployment this year – approaching $3.0 billion – driven by strong and growing demand for royalty transactions and our powerful market position. We are particularly excited by our R&D funding collaboration with Merck which may serve as a model for future partnerships with global biopharma. There is significant opportunity for R&D funding partnerships with global biopharmas where total R&D expenditures are expected to approach $1 trillion over the next five years. Looking ahead, we remain confident in our ability to deliver long-term, compounding growth given our unique business model and the significant capital needs of the life sciences industry."

Third quarter 2022 GAAP financial results demonstrate robust operating cash flow growth

- Net cash provided by operating activities increased 15% to $539 million; Net cash used in investing activities was $1.4 billion; Net cash used in financing activities was $230 million.
- Total income and other revenues decreased 2% to $573 million.

Third quarter 2022 non-GAAP financial results highlight execution against financial objectives

- Adjusted Cash Receipts[1] increased 2% to $597 million, driven by strong portfolio performance and the acquisition of royalties on Trelegy, partially offset by royalty expirations, unfavorable foreign exchange movements and a one-time milestone payment on Soliqua in the third quarter of 2021. Through the first nine months of 2022, Adjusted Cash Receipts[1] increased 9% compared to the first nine months of 2021.
- Adjusted EBITDA[4] grew 3% to $548 million in the third quarter of 2022.
- Adjusted Cash Flow[2] increased 26% to $441 million in the third quarter of 2022.

Positive updates across marketed and development-stage royalty portfolio

- Acquired a royalty interest in Merck's MK-8189, an oral PDE10A inhibitor in Phase 2b for the treatment of schizophrenia; R&D funding collaborations with large biopharma represent a significant growth opportunity.
- Development-stage pipeline now includes 13 NMEs and approximately 40 projects in late-stage development.
- Pfizer's acquisition of Biohaven accelerated value creation for Royalty Pharma's shareholders.

Raising financial guidance for 2022

- Royalty Pharma now anticipates full-year 2022 Adjusted Cash Receipts[1] to be between $2,750 million and $2,800 million (~+29% to 32% year/year), excluding transactions announced subsequent to the date of this release and including the $458 million payment in October from Pfizer's acquisition of Biohaven.
- Guidance reflects an estimated foreign exchange impact of ~-3% to -4% (-$65 million to -$85 million)[9] for FY 2022 year/year Adjusted Cash Receipts[1] growth, assuming current exchange rates prevail for the balance of 2022.

Financial Summary	Three Months Ended September 30, (unaudited)		
($ and shares in millions)	2022	2021	Change
Net cash provided by operating activities (GAAP)	539	470	15%
Net cash used in investing activities (GAAP)	(1,425)	(845)	69%
Net cash (used in)/provided by financing activities (GAAP)	(230)	1,034	(122)%
Total income and other revenues (GAAP)	573	586	(2)%
Adjusted Cash Receipts [1] (non-GAAP)	597	587	2%
Adjusted EBITDA [4] (non-GAAP)	548	533	3%
Adjusted Cash Flow [2] (non-GAAP)	441	351	26%
Weighted average Class A ordinary shares outstanding - diluted	607	607	0%

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ROYALTY PHARMA PRESS RELEASE

Third Quarter 2022 Financial Results

($ in millions)			Three Months Ended September 30, (unaudited) 2022	2021	Change
Net cash provided by operating activities (GAAP)			**539**	**470**	**15%**
Royalties:	**Marketers:**	**Therapeutic Area:**			
Cystic fibrosis franchise	Vertex	Rare disease	208	183	14%
Tysabri	Biogen	Neurology	91	96	(5)%
Imbruvica	AbbVie, J&J	Cancer	74	88	(15)%
Promacta	Novartis	Hematology	50	48	4%
Xtandi	Pfizer, Astellas	Cancer	46	40	14%
Trelegy	GSK	Respiratory	43	—	n/a
Tremfya	Johnson & Johnson	Immunology	21	17	29%
Nurtec ODT/Biohaven payment*	Pfizer*	Neurology	20	18	14%
Cabometyx/Cometriq	Exelixis, Ipsen, Takeda	Cancer	15	12	21%
Farxiga/Onglyza	AstraZeneca	Diabetes	12	9	24%
Prevymis	Merck & Co.	Infectious disease	11	10	11%
Evrysdi	Roche	Rare disease	10	6	63%
Trodelvy	Gilead	Cancer	6	3	158%
Orladeyo	BioCryst	Rare disease	6	3	150%
Erleada	Johnson & Johnson	Cancer	6	4	50%
Crysvita	Ultragenyx, Kyowa Kirin	Rare disease	5	5	15%
Emgality	Lilly	Neurology	5	5	3%
Januvia, Janumet, Other DPP-IVs	Merck & Co., others	Diabetes	1	38	(97)%
Oxlumo	Alnylam	Rare disease	1	1	(9)%
Other products [3]			73	129	(43)%
Total royalty receipts			704	712	(1)%
Distributions to non-controlling interests			(107)	(125)	(15)%
Adjusted Cash Receipts[1] (non-GAAP)			**597**	**587**	**2%**

Amounts shown in the table may not add due to rounding.

*Quarterly redemption payments of $16 million commenced in the first quarter of 2021 related to the Series A Biohaven Preferred Shares. The remaining amounts relate to royalty receipts from Nurtec ODT. In October 2022, Pfizer completed its acquisition of Biohaven (see discussion below).

Net cash provided by operating activities (GAAP) was $539 million in the third quarter of 2022, an increase of 15% compared to $470 million in the same period of 2021. This increase was largely attributable to higher cash collections from financial royalty assets and lower upfront and milestone development-stage funding payments. The increase was partially offset by lower cash collections from Januvia, Janumet and other DPP-IVs, which substantially ended in the three months ended June 30, 2022, and by higher net interest paid. Additionally, there was a $16 million one-time cash payment in the third quarter of 2021 related to the $1.3 billion of senior unsecured notes issued in 2021 ("2021 Notes").

Total royalty receipts were $704 million in the third quarter of 2022, a decrease of 1% compared to $712 million in the same period of 2021. The quarter saw strong growth from the cystic fibrosis franchise, Xtandi and Tremfya, as well as the

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3 addition of the Trelegy royalty. These growth drivers were offset by the end of the royalty term for Januvia and Janumet as well as declines from Imbruvica and Soliqua, the latter of which benefited from a one-time milestone payment of $45 million in the prior year period. Additionally, unfavorable foreign exchange impacted royalty receipts in the third quarter of 2022. Drivers of royalty receipts in the third quarter of 2022 are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts generally lag product performance by one calendar quarter). The section below excludes comments from marketers around foreign exchange, which was a headwind across the company’s portfolio. • Cystic fibrosis franchise: Royalty receipts from Vertex’s cystic fibrosis franchise, which includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta/Kaftrio, all approved for patients with certain mutations causing cystic fibrosis, were $208 million in the third quarter of 2022, an increase of 14% compared to the same period of 2021. The increase was primarily driven by the continued strong uptake of Kaftrio in countries outside the United States and the performance of Trikafta in the United States, including its uptake in children ages 6 through 11 years old. • Tysabri: Royalty receipts from Tysabri, which is marketed by Biogen for the treatment of multiple sclerosis, were $91 million in the third quarter of 2022, a decrease of 5% compared to the same period of 2021. The decrease was primarily attributable to modest U.S. volume declines offset by patient growth outside the United States. • Imbruvica: Royalty receipts from Imbruvica, which is marketed by AbbVie and Johnson & Johnson for the treatment of blood cancers and chronic graft versus host disease, were $74 million in the third quarter of 2022, a decrease of 15% compared to the same period of 2021. The decrease was largely due to slower-than-anticipated recovery of the chronic lymphocytic leukemia market from COVID-19 and increased competition from newer therapies in the United States. • Promacta: Royalty receipts from Promacta, which is marketed by Novartis for the treatment of chronic immune thrombocytopenia purpura (ITP) and aplastic anemia, were $50 million in the third quarter of 2022, an increase of 4% compared to the same period of 2021, primarily resulting from increased use in ITP and further uptake as a first-line treatment for severe aplastic anemia in the United States. • Xtandi: Royalty receipts from Xtandi, which is marketed by Pfizer and Astellas for the treatment of prostate cancer, were $46 million in the third quarter of 2022, an increase of 14% compared to the same period of 2021, primarily driven by demand across various prostate cancer indications. • Trelegy: Royalty receipts from Trelegy, which is marketed by GSK for the maintenance treatment of chronic obstructive pulmonary disease (COPD) and asthma, were $43 million in the third quarter of 2022, primarily attributable to strong patient demand and growth of the single inhaler triple therapy market. Royalty Pharma acquired a royalty interest in Trelegy in July 2022. • Tremfya: Royalty receipts from Tremfya, which is marketed by Johnson & Johnson for the treatment of plaque psoriasis and active psoriatic arthritis, were $21 million in the third quarter of 2022, an increase of 29% compared to the same period of 2021, largely driven by market growth and continued share gains. • Nurtec ODT/Biohaven payment: Royalty receipts from Nurtec ODT, which is marketed by Pfizer for the acute and preventative treatment of migraine, were $20 million in the third quarter of 2022, an increase of 14% compared to the same period of 2021. This was comprised of $16 million related to the fixed payment from the Series A Preferred Shares and $5 million from Nurtec ODT royalties. Royalty receipts in the third quarter increased 108% due to strong volume growth of Nurtec ODT compared to the same period of 2021. Following Pfizer’s redemption

4 of the Series A and B Preferred Shares in October, Royalty Pharma will only receive royalties from underlying product sales beginning in 2023 in addition to potential future milestone payments related to zavegepant. • Cabometyx/Cometriq: Royalty receipts from Cabometyx/Cometriq, which is marketed by Exelixis, Ipsen and Takeda for the treatment of various forms of cancer, were $15 million in the third quarter of 2022, an increase of 21% compared to the same period of 2021. The increase was primarily due to the uptake of Cabometyx in combination with Opdivo as a first-line treatment for patients with advanced renal cell carcinoma. • Januvia, Janumet, other DPP-IVs: Royalty receipts from the DPP-IVs for type 2 diabetes, which include Januvia and Janumet, both marketed by Merck & Co., were $1 million in the third quarter of 2022, a decrease of 97% compared to the same period of 2021. Royalty receipts from Januvia, Janumet and other DPP-IVs substantially ended in the second quarter of 2022. • Additional highlights: ◦ Evrysdi: Royalty receipts from Evrysdi, which is marketed by Roche for the treatment of spinal muscular atrophy in adults and children two months of age and older, were $10 million in the third quarter of 2022, an increase of 63% compared to the same period of 2021, demonstrating strong growth across all regions. ◦ Trodelvy: Royalty receipts from Trodelvy, which is marketed by Gilead for the treatment of metastatic triple-negative breast cancer and metastatic urothelial cancer, were $6 million in the third quarter of 2022, an increase of 158% compared to the same period of 2021, primarily driven by demand in second- line metastatic triple-negative breast cancer in the United States and Europe and metastatic urothelial cancer in the United States. ◦ Orladeyo: Royalty receipts from Orladeyo, which is marketed by BioCryst for the treatment of hereditary angioedema, were $6 million in the third quarter of 2022, an increase of 150% compared to the same period of 2021, largely driven by strong patient demand, including uptake from patients switching from other prophylactic therapies and acute-only therapy. Royalty Pharma acquired a royalty interest in Orladeyo in December 2020 and an additional royalty interest in November 2021. Distributions to non-controlling interests, which reduce royalty receipts to arrive at Adjusted Cash Receipts(1), were $107 million in the third quarter of 2022, a decrease of 15% compared to the same period of 2021. As a percentage of total royalty receipts, distributions to non-controlling interests decreased to 15% in the third quarter of 2022, compared to 18% in the prior year period. The decrease was largely due to reduced royalties from maturing or expired products, such as Januvia, Janumet and other DPP-IVs, where the percentage of royalties attributed to non-controlling interests is higher, as well as the addition of new royalties, such as Trelegy, which have no distributions to non-controlling interests. Adjusted Cash Receipts(1) (non-GAAP) were $597 million in the third quarter of 2022, an increase of 2% compared to the same period of 2021, reflecting the addition of new royalties, higher royalty receipts from existing products, and a decrease in distributions to non-controlling interests. The increase was partially offset by a decline in royalty receipts from expired products, lower Imbruvica royalties, a one-time Soliqua milestone payment of $37 million in the third quarter of 2021, and unfavorable foreign exchange rates. Adjusted EBITDA(4) (non-GAAP) is comprised of Adjusted Cash Receipts(1) less payments for operating and professional costs. Adjusted EBITDA was $548 million in the third quarter of 2022, an increase of 3% compared to Adjusted EBITDA of $533 million in the third quarter of 2021, and was largely attributable to growth in Adjusted Cash Receipts(1). Additionally, payments for operating and professional costs of $49 million (representing 8% of Adjusted Cash Receipts(1)) in the third

5 quarter of 2022 decreased by 9% compared to $54 million reported in the same period of 2021 (representing 9% of Adjusted Cash Receipts(1)). Adjusted Cash Flow(2) (non-GAAP) is comprised of Adjusted EBITDA(4) less Development-stage funding payments - ongoing, Development-stage funding payments - upfront and milestone, net interest paid and miscellaneous other items. In the third quarter of 2022, Adjusted Cash Flow(2) was $441 million, a 26% increase compared to Adjusted Cash Flow(2) of $351 million for the same period of 2021, and included a $25 million upfront development-stage payment related to ampreloxetine. The increase in Adjusted Cash Flow(2) in the current period was primarily due to lower upfront and milestone development- stage funding payments compared to the prior year period, which included $90 million in upfront development-stage funding payments as part of the MorphoSys transaction. Additionally, there was a $16 million one-time cash payment in the third quarter of 2021 related to the 2021 Notes. A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this press release entitled ‘Use of Non-GAAP Measures.’ Key Developments Relating to the Portfolio The key developments related to Royalty Pharma’s royalty interests are discussed below based on disclosures from the marketers of the products. • Tulmimetostat: In October 2022, MorphoSys announced preliminary Phase 1/2 results of tulmimetostat (CPI- 0209), an oral, investigational next-generation selective dual inhibitor of EZH2 and EZH1, in heavily pretreated patients with advanced cancers. Results showed responses or disease stabilization in five cohorts with evaluable patients. The safety profile of tulmimetostat was consistent with the mechanism of action of EZH2 inhibition. • Otilimab: In October 2022, GSK announced that the limited efficacy demonstrated in the ContRAst Phase 3 program does not support a suitable benefit/risk profile for otilimab as a potential treatment for rheumatoid arthritis. As a result, GSK has decided not to progress with regulatory submissions. Following this development, Royalty Pharma wrote off the $160 million carrying value of the financial royalty asset as of September 30, 2022 in the fourth quarter of 2022. • Oxlumo: In October 2022, Alnylam announced that the U.S. Food and Drug Administration (FDA) approved a label expansion for Oxlumo, now indicated for the treatment of primary hyperoxaluria type 1 to lower urinary oxalate and plasma oxalate levels in pediatric and adult patients. The approval was based on the positive efficacy and safety results of the ILLUMINATE-C Phase 3 study of Oxlumo in patients with severe renal impairment, including those on hemodialysis. • Xtandi: In October 2022, Pfizer announced positive topline results from the Phase 3 TALAPRO-2 study of Talzenna, an oral poly ADP-ribose polymerase inhibitor, in combination with Xtandi compared to placebo plus Xtandi in men with metastatic castration-resistant prostate cancer. The study met its primary endpoint with a statistically significant and clinically meaningful improvement in radiographic progression-free survival. The safety of Talzenna plus Xtandi were generally consistent with the known safety profile of each medicine. Pfizer intends to share these data with global regulatory authorities to potentially support a regulatory filing. • Nurtec ODT: In October 2022, Pfizer completed its acquisition of Biohaven. Pfizer acquired all outstanding shares of Biohaven not already owned by Pfizer for $148.50 per share in cash for a total of approximately $11.6 billion. Pfizer also made payments at closing to settle Biohaven’s third party debt and to redeem Biohaven’s outstanding redeemable Preferred Shares.

6 • Trodelvy: In September 2022, Gilead announced positive overall survival results from the Phase 3 TROPiCS-02 study evaluating Trodelvy versus comparator physicians’ choice of chemotherapy in patients with HR+/HER2- metastatic breast cancer who received endocrine-based therapies and at least two chemotherapies. In the study, Trodelvy demonstrated a statistically significant and clinically meaningful improvement in overall survival compared to chemotherapy. The TROPiCS-02 study met its primary endpoint of progression-free survival earlier this year and demonstrated improved median progression-free survival in both HER2-low and IHC0 groups. The FDA has accepted for priority review the supplemental Biologics License Application based on the data and assigned a Prescription Drug User Fee Act target action date for February 2023. • Cabometyx: In September 2022, Exelixis announced detailed results from COSMIC-313, an ongoing Phase 3 trial evaluating Cabometyx, nivolumab and ipilimumab versus the combination of nivolumab and ipilimumab in patients with previously untreated advanced intermediate- or poor-risk renal cell carcinoma, which met its primary endpoint, demonstrating significant improvement in progression-free survival at the primary analysis. At a prespecified interim analysis for the secondary endpoint of overall survival, the combination of Cabometyx, nivolumab and ipilimumab did not demonstrate a significant benefit. Following discussions with FDA, Exelixis does not intend to submit a supplemental new drug application based on currently available data but will plan to discuss a potential regulatory submission with FDA when results of the next overall survival analysis are available. • Imbruvica: In August 2022, AbbVie and Johnson & Johnson announced that the FDA approved Imbruvica for the treatment of pediatric patients one year and older with chronic graft-versus-host disease. In August 2022, Johnson & Johnson announced that the European Commission granted marketing authorization for the expanded use of Imbruvica in an all-oral, fixed-duration treatment combination with venetoclax for adults with previously untreated chronic lymphocytic leukemia. The approval was based on the pivotal Phase 3 GLOW study and the fixed-duration treatment cohort of the Phase 2 CAPTIVATE study. • Tazverik: In August 2022, Ipsen completed its acquisition of Epizyme. Ipsen acquired all the outstanding shares of Epizyme at a price of $1.45 per share plus a contingent value right of $1 per share. • BCX9930: In August 2022, BioCryst announced that the FDA lifted its partial clinical hold on the BCX9930 program. BioCryst will resume enrollment in global clinical trials under revised protocols at a reduced dose of 400 mg twice daily of BCX9930. This includes the REDEEM-1 and REDEEM-2 pivotal trials in patients with paroxysmal nocturnal hemoglobinuria and the RENEW proof-of-concept trial in patients with C3 glomerulopathy, immunoglobulin A nephropathy and primary membranous nephropathy. Additionally, screening has begun for new patients to participate in the trials and the company expects to have data from approximately 15 newly-enrolled patients by the middle of 2023 to inform its decision to either fully invest in the pivotal program, or to discontinue the BCX9930 program. Summary of Recent Royalty Acquisition Activity Royalty Pharma has announced new transactions of up to $3.0 billion year-to-date, including $1.7 billion in upfront payments. Royalty Pharma recently announced the following transactions: • MK-8189: In October 2022, Royalty Pharma announced an R&D funding collaboration with Merck on MK-8189, a potential treatment for schizophrenia. This transaction utilizes a novel structure involving a modest $50 million upfront payment to support Phase 2b development. This will be followed by a decision to potentially scale the investment to co-fund the phase 3 studies in the amount of an additional $375 million. Royalty Pharma will be eligible for milestone payments associated with certain regulatory approvals for MK-8189 as well as royalties on

ROYALTY PHARMA PRESS RELEASE

annual worldwide sales of any approved product. Royalty Pharma believes the risk-sharing structure of this collaboration with Merck may serve as a model for future transactions with large biopharma companies.

- **Trelegy:** In July 2022, Royalty Pharma acquired a royalty interest in Trelegy from Theravance Biopharma and Innoviva for $1.31 billion in net cash upfront and up to $300 million in additional payments contingent on the achievement of certain sales milestones. Trelegy, marketed by GSK, is the leading triple combination therapy for the maintenance treatment of COPD and asthma.

Liquidity and Capital Resources

- As of September 30, 2022, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $1.1 billion and total debt with principal value of $7.3 billion.
- In October 2022, Pfizer closed its $11.6 billion acquisition of Biohaven at $148.50 per share in cash. This resulted in the redemption of Royalty Pharma's Series A and Series B Biohaven Preferred Shares, as well as a gain on Royalty Pharma's Biohaven common shares. This transaction resulted in incremental net cash inflows of $508 million in the fourth quarter of 2022 which comprised of (i) the use of $86 million to purchase the remaining unissued Series B Preferred Shares, (ii) $458 million in proceeds from the redemption of Series A and B Preferred Shares, net of distributions to non-controlling interests, and (iii) $136 million of proceeds from common shares of Biohaven, net of distributions to non-controlling interests.

2022 Financial Outlook

Royalty Pharma has provided its guidance for full-year 2022, **excluding** transactions announced after the date of this release, as follows:

	Provided November 8, 2022	Provided August 4, 2022
Adjusted Cash Receipts[1] (non-GAAP)	$2,750 million to $2,800 million (~+29% to 32% year/year growth)	$2,275 million to $2,350million (~+7% to 10% year/year growth)
Payments for operating and professional costs	8.0% to 8.5% of Adjusted Cash Receipts	8% to 9% of Adjusted Cash Receipts
Interest expense	$170 million	$170 million
Development-stage funding payments – upfront and milestone	$175 million	$125 million

Royalty Pharma's 2022 guidance includes an incremental $458 million related to Pfizer's redemption of the Series A and Series B Biohaven Preferred Shares due to its acquisition of Biohaven ($480 million contribution to royalty receipts less $22 million distribution to non-controlling interest).

The above guidance reflects an estimated foreign exchange impact of approximately -3% to -4% (-$65 million to -$85 million)[9] for full-year 2022 year/year Adjusted Cash Receipts[1] growth, assuming current exchange rates prevail for the balance of 2022.

Royalty Pharma expects to record a $50 million upfront development-stage funding payment in its GAAP and non-GAAP financial results in the fourth quarter of 2022 related to the Merck transaction for MK-8189.

Total interest paid is based on the semi-annual interest payment schedule of Royalty Pharma's existing notes. Interest paid is anticipated to be a *de minimis* amount in the fourth quarter of 2022. The projection assumes no additional debt financing

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8 in 2022. Through the first nine months of 2022, Royalty Pharma also received interest of $11 million on its cash, cash equivalents and marketable securities, which partially offsets interest paid. Royalty Pharma today provides this guidance based on its most up-to-date view on its prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma may amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company. Royalty Pharma has not reconciled its non-GAAP 2022 guidance to the most directly comparable GAAP measure, net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, payments for operating and professional costs, distributions from equity method investees and interest received. Royalty Pharma is not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time. Financial Results Call Royalty Pharma will host a conference call and simultaneous webcast to discuss its third quarter 2022 results today at 8:00 a.m., Eastern Time. Please visit the “Investors” page of the company’s website at https://www.royaltypharma.com/investors/news-and-events/events to obtain conference call information and to view the live webcast. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days. About Royalty Pharma plc Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and non-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly - directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 35 commercial products, including Vertex’s Trikafta, Kalydeco, Orkambi and Symdeko, Biogen’s Tysabri, AbbVie and Johnson & Johnson’s Imbruvica, Astellas and Pfizer’s Xtandi, GSK’s Trelegy, Novartis’ Promacta, Pfizer’s Nurtec ODT, Johnson & Johnson’s Tremfya, Roche’s Evrysdi, Gilead’s Trodelvy, and 13 development-stage product candidates. Forward-Looking Statements The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof. This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of Royalty Pharma’s strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or

9 “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of Royalty Pharma’s performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law. Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source. For further information, please reference Royalty Pharma’s reports and documents filed with the U.S. Securities and Exchange Commission ("SEC") by visiting EDGAR on the SEC's website at www.sec.gov. Use of Non-GAAP Measures Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to Royalty Pharma’s GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because operating performance is a function of liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. Royalty Pharma cautions readers that amounts presented in accordance with the definitions of Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures Royalty Pharma uses in the same manner. Royalty Pharma compensates for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being net cash provided by operating activities. Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about its operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising its operating results. Management strongly believes that Royalty Pharma’s significant operating cash flow is one of the attributes that attracts potential investors to its business. In addition, Royalty Pharma believes that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes

10 related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee and investors evaluate the company’s ability to generate liquidity from operating activities. Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing liquidity and is a key component of certain material covenants contained within the company’s credit agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in lenders requiring the company to immediately repay all amounts borrowed. If Royalty Pharma cannot satisfy these financial covenants, it would be prohibited under the credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of Royalty Pharma’s liquidity. Management uses Adjusted Cash Flow to evaluate its ability to generate cash from operations, the performance of the business and the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP adjusted net income measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. Royalty Pharma believes that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors and other interested parties to evaluate companies in Royalty Pharma’s industry. The non-GAAP financial measures used in this press release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of Royalty Pharma’s results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being net cash provided by operating activities at Table 5. Royalty Pharma Investor Relations and Communications +1 (212) 883-6772 ir@royaltypharma.com

11 Royalty Pharma plc Condensed Consolidated Income Statement (unaudited) Table 1 Three Months Ended September 30, ($ in millions) 2022 2021 Income and other revenues: Income from financial royalty assets 552 506 Revenue from intangible royalty assets 1 63 Other royalty income 21 17 Total income and other revenues 573 586 Operating expenses: Provision for changes in expected cash flows from financial royalty assets 305 138 Research and development funding expense 26 91 Amortization of intangible assets — 6 General and administrative expenses 51 49 Total operating expenses, net 381 283 Operating income 192 303 Other expense/(income): Equity in losses/(earnings) of equity method investees 3 (3) Interest expense 47 44 Other (income)/expense, net (78) 40 Total other expense, net 28 81 Consolidated net income before tax 220 222 Income tax expense — — Consolidated net income 220 222 Net income attributable to non-controlling interests 78 120 Net income attributable to Royalty Pharma plc 143 102 Amounts may not add due to rounding.

12 Royalty Pharma plc Selected Balance Sheet Data (unaudited) Table 2 ($ in millions) As of September 30, 2022 As of December 31, 2021 Cash and cash equivalents 992 1,541 Marketable securities 140 582 Total financial royalty assets, net 14,963 14,333 Total assets 17,673 17,516 Current portion of long-term debt 997 — Long-term debt, net of current portion 6,115 7,096 Total liabilities 7,256 7,267 Total shareholders’ equity 10,416 10,249

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc

Condensed Consolidated Statements of Cash Flows (unaudited)

Table 3

	Three Months Ended September 30,		Nine Months Ended September 30,	
($ in millions)	2022	2021	2022	2021
Cash flows from operating activities:				
Cash collections from financial royalty assets	663	639	1,844	1,733
Cash collections from intangible royalty assets	1	38	72	113
Other royalty cash collections	19	13	52	27
Distributions from equity method investees	6	6	33	28
Interest received	7	1	11	3
Derivative collateral received	—	23	—	35
Derivative collateral posted	—	(25)	—	(35)
Termination payments on derivative instruments	—	(16)	—	(16)
Development-stage funding payments - ongoing	(1)	(1)	(2)	(6)
Development-stage funding payments - upfront and milestone	(25)	(90)	(125)	(90)
Payments for operating and professional costs	(49)	(54)	(142)	(135)
Interest paid	(83)	(65)	(169)	(130)
Net cash provided by operating activities	**539**	**470**	**1,574**	**1,528**
Cash flows from investing activities:				
Distributions from equity method investees	—	—	—	1
Investments in equity method investees	(7)	(11)	(10)	(28)
Purchases of equity securities	—	(100)	(63)	(100)
Proceeds from equity securities	46	7	46	116
Purchases of available for sale debt securities	(315)	(18)	(394)	(53)
Proceeds from available for sale debt securities	16	16	47	47
Purchases of marketable securities	—	(28)	(235)	(756)
Proceeds from sales and maturities of marketable securities	151	624	677	1,493
Acquisitions of financial royalty assets	(1,316)	(1,336)	(1,491)	(2,020)
Acquisitions of other financial assets	—	—	(21)	—
Milestone payments	—	—	—	(19)
Net cash used in investing activities	**(1,425)**	**(845)**	**(1,444)**	**(1,319)**
Cash flows from financing activities:				
Distributions to non-controlling interests	(107)	(125)	(323)	(364)
Distributions to non-controlling interests- other	(41)	(33)	(113)	(120)
Dividends to shareholders	(84)	(73)	(249)	(212)
Contributions from non-controlling interests- R&D	0	2	1	6
Contributions from non-controlling interests- other	2	3	5	12
Proceeds from issuance of long-term debt, net of discount	—	1,273	—	1,273
Debt issuance costs and other	—	(12)	—	(12)
Net cash (used in)/provided by financing activities	**(230)**	**1,034**	**(679)**	**583**
Net change in cash and cash equivalents	(1,116)	659	(549)	792
Cash and cash equivalents, beginning of period	2,108	1,142	1,541	1,009
Cash and cash equivalents, end of period	**992**	**1,801**	**992**	**1,801**

Amounts may not add due to rounding.

13

ROYALTY PHARMA PRESS RELEASE

Royalty Pharma plc

Non-GAAP Financial Measures (unaudited)

Table 4

	Three Months Ended September 30,		
($ in millions)	2022	2021	Change
Net cash provided by operating activities (GAAP)	539	470	15%
Royalties:			
Cystic fibrosis franchise	208	183	14%
Tysabri	91	96	(5)%
Imbruvica	74	88	(15)%
Promacta	50	48	4%
Xtandi	46	40	14%
Trelegy	43	—	n/a
Tremfya	21	17	29%
Nurtec ODT/Biohaven payment*	20	18	14%
Cabometyx/Cometriq	15	12	21%
Farxiga/Onglyza	12	9	24%
Prevymis	11	10	11%
Evrysdi	10	6	63%
Trodelvy	6	3	158%
Orladeyo	6	3	150%
Erleada	6	4	50%
Crysvita	5	5	15%
Emgality	5	5	3%
Januvia, Janumet, Other DPP-IVs	1	38	(97)%
Oxlumo	1	1	(9)%
Other products (3)	73	129	(43)%
Total royalty receipts	**704**	**712**	(1)%
Distributions to non-controlling interests	(107)	(125)	(15)%
Adjusted Cash Receipts (non-GAAP)(1)	**597**	**587**	**2%**
Payments for operating and professional costs	(49)	(54)	(9)%
Adjusted EBITDA (non-GAAP)(4)	**548**	**533**	**3%**
Development-stage funding payments - ongoing	(1)	(1)	0%
Development-stage funding payments - upfront and milestone	(25)	(90)	(72)%
Interest paid, net	(75)	(65)	17%
Investments in equity method investees	(7)	(11)	(37)%
Contributions from non-controlling interests- R&D	0	2	(88)%
Other	—	(18)	(100)%
Adjusted Cash Flow (non-GAAP)(2)	**441**	**351**	**26%**

Amounts may not add due to rounding.

*Quarterly redemption payments of $16 million commenced in the first quarter of 2021 related to the Series A Biohaven Preferred Shares(5). The remaining amounts are related to royalty receipts from Nurtec ODT.

14

15 Royalty Pharma plc GAAP to Non-GAAP Reconciliation (unaudited) Table 5 Three Months Ended September 30, ($ in millions) 2022 2021 Net cash provided by operating activities (GAAP) 539 470 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 16 Interest paid, net(6) 75 65 Development-stage funding payments - ongoing(7) 1 1 Development-stage funding payments - upfront and milestone(7) 25 90 Payments for operating and professional costs 49 54 Termination payments on derivative instruments — 16 Distributions to non-controlling interests(6) (107) (125) Derivative collateral posted, net(6) — 2 Adjusted Cash Receipts (non-GAAP)(1) 597 587 Net cash provided by operating activities (GAAP) 539 470 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 16 Interest paid, net(6) 75 65 Development-stage funding payments - ongoing(7) 1 1 Development-stage funding payments - upfront and milestone(7) 25 90 Termination payments on derivative instruments — 16 Distributions to non-controlling interests(6) (107) (125) Derivative collateral posted, net(6) — 2 Adjusted EBITDA (non-GAAP)(4) 548 533 Net cash provided by operating activities (GAAP) 539 470 Adjustments: Proceeds from available for sale debt securities(5)(6) 16 16 Contributions from non-controlling interests- R&D(6) 0 2 Distributions to non-controlling interests(6) (107) (125) Investments in equity method investees(6)(8) (7) (11) Adjusted Cash Flow (non-GAAP)(2) 441 351 Amounts may not add due to rounding.

16 Notes (1) Adjusted Cash Receipts is a measure calculated with inputs directly from the statements of cash flows and includes (1) royalty receipts by product: (i) cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from equity method investees, plus (2) Proceeds from available for sale debt securities, and less (1) Distributions to non-controlling interests, which represent contractual distributions of royalty receipts and proceeds from available for sale debt securities to the Company’s historical non-controlling interests related to the Legacy Investors Partnerships and Royalty Pharma Select Finance Trust (RPSFT). See Royalty Pharma’s Annual Report on Form 10-K filed with the SEC on February 15, 2022 for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5. (2) Adjusted Cash Flow is defined as Adjusted EBITDA less (1) Development-stage funding payments - ongoing, (2) Development-stage funding payments - upfront and milestone, (3) Interest paid, net of Interest received, (4) Investments in equity method investees and (5) Other (including Derivative collateral posted, net of Derivative collateral received and Termination payments on derivative instruments) plus (1) Contributions from non- controlling interests- R&D, all directly reconcilable to the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 5. (3) Other products primarily include royalty receipts on the following products: Cimzia, Entyvio, Gavreto, HIV franchise, IDHIFA, Letairis, Lexiscan, Mircera, Myozyme, Nesina, Soliqua, Tazverik and contributions from the Legacy SLP Interest. (4) Adjusted EBITDA is important to lenders and is defined under the credit agreement as Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs reflect Payments for operating and professional costs from the statements of cash flows. See GAAP to Non-GAAP reconciliation at Table 5. (5) Receipts from the quarterly redemption of Royalty Pharma’s Series A Biohaven Preferred Shares are presented as Proceeds from available for sale debt securities on the condensed consolidated statements of cash flows. (6) The table below shows the line item for each adjustment and the direct location for such line item on the statements of cash flows. Reconciling Adjustment Statements of Cash Flows Classification Proceeds from available for sale debt securities Investing activities Investments in equity method investees Investing activities Distributions to non-controlling interests Financing activities Interest paid, net Operating activities (Interest paid less Interest received) Derivative collateral posted, net Operating activities (Derivative collateral received less Derivative collateral posted) Contributions from non-controlling interest- R&D Financing activities (7) Royalty Pharma’s lenders consider all payments made to support R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. All ongoing development-stage funding payments and upfront and milestone development-stage funding payments are reported in R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for R&D funding payments. (8) Royalty Pharma considers all payments to fund its operating joint ventures that are performing R&D activities for development-stage product candidates similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by Royalty Pharma’s equity method investees, the Avillion Entities, are deducted to arrive at Adjusted Cash Flow, but are not deducted in Adjusted EBITDA. (9) Foreign exchange impact represents an estimate of the difference in results that are attributable to fluctuations in currency exchange rates based on certain assumptions of prevailing exchange rates, contractual terms, geographies from which royalties are derived, timing of payments and other factors. The marketers paying royalties may not provide or may not be required to provide the breakdown of product sales by geography. Actual foreign exchange impact may be different than estimates.